Exhibit 99.7

CONSENT

The undersigned hereby consents to being named in this joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Patterson-UTI Energy, Inc. (including any amendments to such Registration Statement) in connection with the Agreement and Plan of Merger, dated as of June 14, 2023, and amended as of July 27, 2023, by and among Patterson-UTI Energy, Inc., NexTier Oilfield Solutions Inc., Pecos Merger Sub Inc. and Pecos Second Merger Sub LLC as a person who will become a director and to the filing of this consent as an exhibit to the Registration Statement.

Date: July 28, 2023

/s/ Amy Nelson
Name: Amy Nelson